Exhibit 10.1

July 15, 2008

Mr. John G. Drosdick

Sunoco, Inc.

1735 Market Street

Suite LL

Philadelphia, PA 19103

Dear Jack:

At the request of Sunoco, Inc.’s Board of Directors, you agree to serve as non-executive Chairman of the Board from August 8, 2008 until December 31, 2008. The purpose of this letter is to set forth our agreement as to the compensation that Sunoco, Inc. will pay to you for your service as non-executive Chairman of the Board of Sunoco, Inc.

You will continue as a member of our Board of Directors and will serve as the non-executive Chairman of the Board from August 8, 2008 until December 31, 2008. You have tendered your resignation from the positions of non-executive Chairman of the Board and a director, effective as of December 31, 2008, and such resignation will be automatically effective on such date. During the time you serve as non-executive Chairman and a director, we will pay you $50,000 per month (pro rated for August 2008) for such service. This compensation is in lieu of the cash- and stock-based compensation we pay to other non-employee directors.

In addition, during the period from August 8, 2008 until December 31, 2008, we will provide you with an office and secretarial support. That office will be located in the Mellon Bank Center. Beginning on January 1, 2009, and continuing for three years until December 31, 2011, Sunoco will provide you with suitable office space, furnishings, supplies and secretarial assistance. Sunoco, or one of its affiliates, will be the employer of the secretary and will be the lessor under the office lease. We will work with you with respect to selection of the office space. Our obligations under this paragraph will not exceed $75,000 per year. Any income from this arrangement will be imputed to you. You will not be grossed up for any taxes on such imputed income.

July 15, 2008

This letter does not impact any benefits or payments you are entitled to receive upon your retirement as an employee of Sunoco, Inc.

Jack, let me add my thanks and gratitude for your loyal and dedicated service to Sunoco, Inc. over the past twelve years. I look forward to continuing to serve with you on the Board of Directors for the remainder of this year.

Please review this letter and, if it is acceptable, please sign and return a counterpart signature page to us. This letter will be effective if signed in counterparts, and delivery of a signature page is effective to bind the parties to this letter. The effective date of this letter is the date hereof.

Sincerely,

/s/ G. J. Ratcliffe

G. Jackson Ratcliffe

Chair, Sunoco, Inc. Governance Committee of the Board of Directors

I confirm that the contents of this letter reflect our agreement

/s/ John G. Drosdick

Signature